SECOND AMENDMENT TO THE

SUB-ADVISORY AGREEMENT

This SECOND AMENDMENT TO THE SUB-ADVISORY AGREEMENT, dated and effective as of April 27, 2017 is by and between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, Lincoln Variable Insurance Products Trust, (the “Trust”), a Delaware statutory trust, on behalf of its series, the LVIP JPMorgan Retirement Income Fund (the “Fund”) has entered into an Investment Management Agreement with the Adviser dated April 30, 2007 pursuant to which the Adviser has agreed to provide investment management services to the Fund, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

WHEREAS, the Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated September 21, 2012, and which was amended by the Amendment to the Sub-Advisory Agreement dated and effective as of April 27, 2017 (together with the Amendment and the Sub-Advisory Agreement, collectively the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to the Fund;

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund, and Sub-Adviser is willing to serve in such capacity.

WHEREAS, the Board of Trustees of the Trust has approved this Second Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Fund.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A. Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof, to reflect the addition of the Fund to the Agreement.

2.	Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Jayson R. Bronchetti
Name: Jayson R. Bronchetti
Title: President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:/s/ Jessica Badillo
Name: Jessica Badillo
Title: Vice President